Exhibit 10.37

the company for women

AVON PRODUCTS, INC.
WORLD HEADQUARTERS
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105-0196

Lucien Alziari

Senior Vice President
Human Resources

January 29, 2008

Ms. Kim Rucker

[home address]

Dear Kim:

We are pleased to offer you the position of Senior Vice President, General Counsel of Avon Products, Inc. (“Avon”) reporting to Andrea Jung, the Chief Executive Officer of Avon.

You will be paid a base salary in bi-weekly installments at an annualized rate of $570,000 per year. Although this salary is quoted on an annual basis, it does not imply a specific period of employment. You will be eligible for your next salary review in March 2009. Your employment classification will be an A02.

You will be eligible for the Avon Products, Inc. Management Incentive Plan (the “MIP”) with an annual target of 70% of earned base salary, and the opportunity for a maximum payout of 200% of target. For the 2008 MIP, you will be guaranteed a minimum payout of $300,000 to be paid in 2009 in accordance with the terms of the MIP as it amended from time to time.

If you accept this offer, you will receive a sign-on bonus of $285,000, less appropriate deductions, payable within 30 days of your hire date. Should you leave Avon voluntarily prior to the first anniversary of your hire date, except if you leave for a Good Reason (as later herein defined), you agree to repay this amount.

You will be eligible to participate in the long-term incentive plans available to executives at your level. We are currently finalizing our redesign of the long-term incentive plan for the performance period beginning in 2008, and we will share with you the complete details upon hire. Your long-term incentive target for 2008 is $1M (one million dollars) or 176% of your annual base salary.

We will recommend to the Compensation Committee of the Board that you receive a one-time sign-on award of 13,000 Restricted Stock Units under the Avon Products, Inc. 2005 Stock Incentive Plan (the “SIP”). Management will make this recommendation to the Committee at or before the March 6, 2008 meeting and, if approved, the grant will be made soon after your start date with Avon. Restricted stock units generally vest and settle on the third anniversary of the grant date. Settlement is generally in shares of Avon stock. You will also be covered by the Change in Control provisions detailed in the SIP.

As a senior executive of Avon, you will need to adhere to stock ownership guidelines mandated by the Board of Directors. You will be required to own Avon stock equal to two times your base salary within five years of your hire date. The ownership guidelines align executive interests with those of shareholders and are consistent with best practices among high-performing companies.

You will be eligible to participate in the benefit programs available to similarly situated executives at your level. Accordingly, you will be eligible for our health and welfare benefits such as medical, dental, vision and long-term disability plans as of your date of hire. In addition, the Avon Personal Savings Account Plan (our 401(k) plan) is available to you on your date of hire. You will be eligible to participate in the Avon Products, Inc. Deferred Compensation Plan beginning in 2009. Also, you are eligible to participate in the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”), our retirement plan, and the Benefit Restoration Pension Plan of Avon Products, Inc. (the “BRP”), our excess retirement benefit plan, and we will automatically open a PRA account and a BRP account for you after you complete one year of service. The PRA and BRP are both a cash balance pension accounts designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. (After you complete one year of service, your opening balance in this account will be calculated retroactive to your date of hire.) Under the PRA and BRP beginning in 2008, vesting occurs after three years of service.

You will be eligible for four weeks of vacation. If you leave Avon’s employment you will be paid for any unused vacation earned and not used until the termination date.

As a senior executive, you will be eligible for Avon’s executive perquisite program, which includes an annual cash transportation allowance of $11,000, reimbursement for financial planning services up to a maximum of $12,500 per year, and supplemental life insurance coverage during your employment with a death benefit in the amount of $500,000. You will be eligible for the home security system and personal automobile and excess liability insurance programs. In addition, you will be eligible for an annual executive health examination. These benefits begin on your first day of employment or as soon thereafter as possible, subject to enrollment requirements. These benefits are subject to the terms of Avon’s executive perquisite program as in effect from time to time.

Upon acceptance of this offer and after approval by the Board of Directors, you will be eligible for relocation benefits, including the Appraised Value Offer alternative relating to

Avon’s purchase of your home in Texas. You are eligible to receive the Appraised Value Offer prior to your start date. In addition, if you accept this offer and should you decide to purchase a home in the New York area: (1) prior to your start date and you actually begin employment with Avon; or (2) within nine months after your start date, Avon will provide to you a special sign-on bonus payment, in three installments, intended to reimburse you for three percentage points of interest on your mortgage in year one, two percentage points on your mortgage in year two and one percentage point in year three (up to a mortgage of $1,000,000). The first, second and third payments will be made to you in approximately 12 months, 24 months and 36 months after you purchase your home in New York, respectively. Should you leave prior to your first anniversary date, you will not be eligible for these payments. Should you leave the company after your first anniversary, but prior to any of the payment dates reference above, you will receive a prorated bonus reflecting the time you have been with Avon.

In the event of involuntary termination (except for “Discharge for Cause” as defined in the Avon Products, Inc. Severance Pay Plan), you will receive 24 months base pay as severance in the form of salary continuation in accordance with Avon’s payroll program as in effect from time to time. In addition, if you voluntarily terminate employment for a Good Reason, you will receive 24 months base pay as of severance. Your entitlement to 24 months of severance will not be reduced in the event of a change in the Executive Severance Policy. In addition to the severance pay described above, you will receive all other severance benefits then available to similarly situated executives at your level. For purposes of the severance benefits described above, a Good Reason is defined as a loss of the title of Senior Vice President, General Counsel of Avon Products, Inc. which is considered a material breach of this offer letter or a material reduction in duties, authority, responsibilities or reporting relationships (no longer reporting to the Chief Executive Officer of Avon). Prior to termination, within 90 days of the event which the basis of the Good Reason, you must provide Avon a notice of the basis of your Good Reason termination and give Avon 30 days to cure the condition which caused your proposed Good Reason resignation. In addition, you must actually terminate employment with Avon within two years of the event which is the basis of the Good Reason in order for this provision to apply. Please note that payment of your severance benefits will be in accordance with the provisions of Section 409A, including any applicable six-month delay for certain payments made upon termination of employment. In addition, prior to the receipt of severance benefits, you must sign a general release of all claims.

Avon will reimburse you for actual Attorney’s fees related to the review of this employment letter, up to a maximum of $10,000.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with immigration law, passing a drug screening test and satisfaction of routine pre-employment and post-employment contingencies. As you may be aware, immigration law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The drug test will be scheduled as appropriate after accepting this offer. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

We will forward to you additional new hire information, which you will need to complete and bring with you on your first day, which we hope will be on or about March 31, 2008. Andrea and I very much look forward to your joining Avon and we are confident your career at Avon will be rewarding. If you have any questions, please feel free to call me at [telephone number].

Sincerely,

/s/ Lucien Alziari

cc:	Andrea Jung, Chief Executive Officer
Amy	White, Vice President, Global Compensation & Benefits

Accepted and Agreed to:

/s/ Kim Rucker Kim Rucker	Date	2/1/08